UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2010

Resource America, Inc.
(Exact name of registrant as specified in its chapter)

Delaware	0-4408	72-0654145
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Crescent Drive, Suite 203
Navy Yard Corporate Center
Philadelphia, PA		19112
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 215-546-5005

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On December 22, 2010 (the “Closing Date”), the Registrant’s indirect wholly-owned subsidiary, Resource Europe Management Limited (“REM”), completed the sale and assignment to Intermediate Capital Managers Limited, an affiliate of Intermediate Capital Group PLC (the “Assignee”), of REM’s rights, title and interest in, to and under that certain Investment Management and Collateral Administration Agreement dated May 22, 2007 (the “Management Agreement”) by and among REM, The Bank of New York, BNY Corporate Trustee Services Limited and Resource Europe CLO I B.V., a €300 million collateralized loan obligation (the “CLO”).  In connection with the sale and assignment of the Management Agreement, Resource Financial Fund Management, Inc. (“RFFM”), a wholly-owned subsidiary of the registrant, sold to Assignee the Class M subordinated notes issued by the CLO and held by RFFM.  The aggregate purchase price of the assets sold by REM and RFFM was approximately $11.1 million, net of transaction costs.

Pursuant to the Purchase Agreement dated November 16, 2010 by and among REM, RFFM and the Assignee (the “Purchase Agreement”), the Assignee has agreed to assume all of the liabilities, obligations and commitments of REM under the Management Agreement to the extent that such liabilities, obligations and commitments relate to the period from and after the Closing Date.  REM has agreed to retain the liabilities, obligations or commitments arising out of or accruing under the Management Agreement to the extent that they relate to any period prior to the Closing Date.  The Purchase Agreement is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)           99.1           Purchase Agreement dated November 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resource America, Inc.

Dated: December 22, 2010	By: /s/ Thomas C. Elliott
Thomas C. Elliott
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
Ex 99.1	Purchase Agreement dated November 16, 2010